Artisan Partners Asset Management Inc. Reports February 2024 Assets Under Management
Milwaukee, WI - March 11, 2024 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of February 29, 2024 totaled $156.0 billion. Artisan Funds and Artisan Global Funds accounted for $75.5 billion of total firm AUM, while separate accounts and other AUM1 accounted for $80.5 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of February 29, 2024 - ($ Millions)
Growth Team
Global Opportunities	$22,196
Global Discovery	1,587
U.S. Mid-Cap Growth	13,491
U.S. Small-Cap Growth	3,291
Global Equity Team
Global Equity	380
Non-U.S. Growth	13,425
Non-U.S. Small-Mid Growth	7,207
China Post-Venture	161
U.S. Value Team
Value Equity	4,393
U.S. Mid-Cap Value	2,802
Value Income	14
International Value Team
International Value	41,887
International Explorer	263
Global Value Team
Global Value	26,342
Select Equity	339
Sustainable Emerging Markets Team
Sustainable Emerging Markets	978
Credit Team
High Income	10,074
Credit Opportunities	228
Floating Rate	73
Developing World Team
Developing World	3,703
Antero Peak Group
Antero Peak	2,058
Antero Peak Hedge	229
EMsights Capital Group
Global Unconstrained	332
Emerging Markets Debt Opportunities	106
Emerging Markets Local Opportunities	444

Total Firm Assets Under Management ("AUM")	$156,003
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $78 million.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.